Exhibit 99.1
Contacts:

Bob Wynne	Suramya Gupta
Oracle	DSP Merrill Lynch
650.506.5834	+91 22 6632 8175
bob.wynne@oracle.com	suramya_gupta@ml.com
Oracle to Invest $125 Million in i-flex in a Preferential Allotment
REDWOOD SHORES, Calif. August 14, 2006 — Oracle (NASDAQ: ORCL) today announced that it has agreed to invest US$125 million (approximately Rs. 5,815 million) in i-flex solutions (Bombay Stock Exchange: IFLX.BO and National Stock Exchange of India: IFLX.NS) to fund growth initiatives, including its pending acquisition of Mantas, Inc.
i-flex will issue approximately 4.45 million equity shares to Oracle under a preferential allotment. The price of the shares under the preferential allotment will be Rs. 1,307.50 per share, which is the floor price established by the Securities and Exchange Board of India (SEBI) formula for a preferential allotment as of the reference date of August 13, 2006. Upon completion of the preferential allotment, Oracle’s ownership in i-flex is expected to increase from the current 52.5% to 55.1%. An Extraordinary General Meeting (EGM) of i-flex shareholders will be held on Tuesday, September 12 to approve the preferential allotment.
As required by Indian law, Oracle will make a mandatory open offer to purchase up to an additional 20 percent of the shares outstanding from the remaining i-flex shareholders at a price of Rs 1,475.00 per share in accordance with SEBI Regulations. The open offer price is based on the SEBI formula for the minimum price of the mandatory open offer.
DSP Merrill Lynch is acting as a manager of the open offer.
About Oracle
Oracle (NASDAQ: ORCL) is the world’s largest enterprise software company. For more information about Oracle, visit Oracle’s Web site at http://www.oracle.com.
About i-flex solutions
i-flex solutions (Reuters: IFLX.BO and IFLX.NS) is a world leader in providing IT solutions to the financial services industry. For more information about i-flex, visit the i-flex web site at http://www.iflexsolutions.com.
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Trademarks
Oracle, JD Edwards, PeopleSoft and Siebel are registered trademarks of Oracle Corporation and/or its affiliates. Other names may be trademarks of their respective owners.
This press release is for information purposes and not an offer to buy or the solicitation of an offer to sell any shares. The details of the open offer to the public shareholders of i-flex will be made pursuant to a Letter of Offer addressed to each of the shareholders of i-flex. Shareholders of i-flex should read these materials carefully because they contain important information, including the terms and conditions of the offer.